UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2021

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-31543	86-0931332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2685 S. Melrose Drive, Vista, California	92081
(Address of Principal Executive Offices)	(Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	FLUX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.02 Termination of a Material Definitive Agreement.

On June 10, 2021, the Third Amended and Restated Credit Facility Agreement dated August 31, 2020 (the “Credit Facility”) by and among Flux Power, Inc., a wholly-owned subsidiary of the Registrant (the “Company”), Esenjay Investments, LLC (an entity that owns more than 10% of the Registrant’s outstanding common stock, which is owned and controlled by Michael Johnson, a director of the Registrant), Cleveland Capital, L.P., Otto Candies, Jr., Paul Candies, Brett Candies, Winn Interest, Ltd., Tabone Family Partnership (as assignee to the interests, rights and obligations of Helen M. Tabone) and additional lenders who became a party to such agreement pursuant to Section 15 thereof (collectively, the “Lenders”); and the related Second Amended and Restated Security Agreement dated August 31, 2020 by and among the Company and the Lenders (the “Security Agreement”) were terminated. Under the Credit Facility, the Company could borrow up to $12 million under a revolving line of credit, with such advance subject to discretion of the Lenders. Pursuant to the Security Agreement, advances and obligations under the Credit Facility were secured by a security interest in collateral of the Company.

As there was no outstanding balance under the Credit Facility and the Company determined it will not be making further draws under the revolving line of credit, the Credit Facility was terminated. As of the termination date, all payments due under the related notes have been made in full and all obligations under such notes and the Credit Facility have been paid or discharged in full. In addition, Company did not incur any early termination penalties in connection with the termination of the Credit Facility or Security Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.

a Nevada corporation

By:	/s/ Ronald F. Dutt
Ronald F. Dutt, Chief Executive Officer

Dated: June 14, 2021